EXHIBIT 21

ASTRONICS CORPORATION

SUBSIDIARIES OF THE REGISTRANT

                                 Ownership           State (Province), Country
Subsidiary                       Percentage               of Incorporation

Luminescent Systems, Inc.           100%                     New York, USA

MOD-PAC CORP                        100%                     New York, USA

LSI - Canada, Inc.                  100%                     Quebec, Canada